Exhibit 99.2

Gamida Cell Announces Commencement of Restructuring Process Supported by Highbridge Capital Management

Company expected to receive significant new capital from Highbridge to bolster the commercialization of allogeneic stem cell transplant Omisirge® (omidubicel-onlv)

Gamida Cell to become a private company under ownership of Highbridge following
Israeli court approval

BOSTON & NEW YORK – Mar. 27, 2024 – Gamida Cell Ltd. (Nasdaq: GMDA), a cell therapy pioneer working to turn cells into powerful therapeutics, today announced that it has entered into a Restructuring Support Agreement (the “RSA” or “transaction”) with certain funds managed by Highbridge Capital Management, LLC (“Highbridge”), the Company’s principal lender. The transaction is anticipated to provide Gamida Cell with a long-term financial runway and support the ongoing commercialization of Omisirge® (omidubicel-onlv) and is expected to be completed through a voluntary Israeli restructuring proceeding.

“In March 2023, Gamida Cell embarked on an extensive strategic process to address its capital structure and liquidity constraints by partnering Omisirge with a third party,” said Abbey Jenkins, President and Chief Executive Officer of Gamida Cell. “Unfortunately, that process did not yield any actionable alternatives. This restructuring will enable Gamida Cell to remain as a going concern and will support our ongoing efforts to make Omisirge available to more transplant centers and their patients as a potentially lifesaving donor source option.”

Contemplated under the terms of the RSA, and upon closing:

●	Highbridge will convert $75 million of its existing unsecured convertible senior note into equity in the Company

●	The Company will receive $30 million of new capital from Highbridge on the effective date of the restructuring. This capital infusion, along with additional capital expected to be invested by Highbridge following the Company’s emergence, should position the Company to meet its goals around the commercialization of Omisirge

●	Gamida Cell will become a private company, wholly owned by Highbridge, and the Company’s outstanding ordinary shares are expected to be canceled

●	The newly reorganized Gamida Cell will issue contingent value rights with a potential aggregate maximum value of $27.5 million to holders of Gamida Cell’s ordinary shares, subject to the achievement of certain revenue and regulatory milestones within specified time frames

“Despite Gamida Cell’s financial struggles, we believe in the potential of Omisirge to fulfill an important unmet need in stem cell transplant,” said Jonathan Segal, Co-Chief Investment Officer at Highbridge Capital Management. “Subject to an approved budget from the Company’s new board of directors, we intend to provide the Company with additional capital to fund this potentially life-saving therapy. We are hopeful that our continued support of the Company will allow Omisirge to be available for those who need it.”

The Company expects the transaction to close in the second quarter following approval by the Israeli court.

Advisors

Moelis & Company LLC is serving as financial advisor, Cooley LLP is serving as U.S. legal counsel, and Meitar | Law Offices is serving as Israeli legal counsel to Gamida Cell. King & Spalding LLP is serving as U.S. legal counsel and Herzog Fox & Neeman is serving as Israeli legal counsel to Highbridge.

About Gamida Cell

Gamida Cell is a cell therapy pioneer working to turn cells into powerful therapeutics. The company’s proprietary nicotinamide (NAM) technology leverages the properties of NAM to enhance and expand cells, creating allogeneic cell therapy products and candidates that are potentially curative for patients with hematologic malignancies. These include Omisirge® (omidubicel-onlv), an FDA-approved nicotinamide modified allogeneic hematopoietic progenitor cell therapy, and GDA-201, an intrinsic NK (natural killer) cell therapy candidate being investigated for the treatment of hematologic malignancies. For additional information, please visit www.gamida-cell.com or follow Gamida Cell on LinkedIn, X, Facebook or Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statement describing Gamida Cell’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements, including those with respect to the curative therapeutic and commercial potential of Omisirge® (omidubicel-onlv), continued commercialization of and patient access to Omisirge® (omidubicel-onlv), financial runway of Gamida Cell, Gamida Cell’s ability to complete a transaction supported by Highbridge pursuant to the RSA, and Gamida Cell’s ability to secure the Israeli court’s approval of the transaction are subject to a number of risks, uncertainties and assumptions. These risks, uncertainties and assumptions include those related to clinical, scientific, regulatory and technical developments and those inherent in the process of developing and commercializing product candidates that are safe and effective for use as human therapeutics, and as to the pursuit of the transactions contemplated under the RSA, the risk that no transaction may result. In light of these risks and uncertainties, and other risks and uncertainties that are described in the Risk Factors section and other sections of Gamida Cell’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 27, 2024, and other filings that Gamida Cell makes with the SEC from time to time (which are available at www.sec.gov), the events and circumstances discussed in such forward-looking statements may not occur, and Gamida Cell’s actual results could differ materially and adversely from those anticipated or implied thereby. Although Gamida Cell’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Gamida Cell. As a result, you are cautioned not to rely on these forward-looking statements.

OMISIRGE® is a registered mark of Gamida Cell Ltd. © 2024 Gamida Cell Ltd. All Rights Reserved.

Contacts

Investors

Chuck Padala

LifeSci Advisors

Chuck@lifesciadvisors.com

1-646-627-8390

Media

Mike Kuczkowski

Orangefiery
media@orangefiery.com

917-865-3213

For Highbridge Capital Management

press@highbridge.com